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                                  EXHIBIT 99.2


CONTACTS:     Duane Kimble                          Joel Pomerantz
              Baldwin Piano & Organ Company         The Dilenschneider Group
              (513) 754-4647                        (212) 922-0900


                BALDWIN PIANO APPOINTS HERBERT A. DENTON TO BOARD

     MASON, OHIO, September 3, 1999 - Baldwin Piano & Organ Company (NASDAQ:BPAO) today announced the appointment of Herbert A. Denton, 52, to its board of directors effective September 8, 1999. Mr. Denton, an institutional money manager, recently increased his firm's holdings of Baldwin shares to 7.3 percent. His appointment increases the number of directors to seven.

     Mr. Denton is president and co-founder of Providence Capital, Inc., a private merchant bank and registered broker dealer. He was formerly a managing director with Jeffries & Company, Inc. of New York. Mr. Denton sits on the board of directors for Chic by H.I.S. Inc. and Mesa Air Group, Inc. Mr. Denton received a Masters of Business Administration from the Wharton School of Finance and Commerce, University of Pennsylvania and a Bachelor of Arts from the University of Pennsylvania.

     Commenting on Mr. Denton's appointment, Karen Hendricks, Baldwin's president, chairman and chief executive officer, said: "Mr. Denton's significant investment in Baldwin indicates his clear understanding of the company's potential value to investors."

     Baldwin Piano & Organ Company has marketed keyboard musical products for over 137 years and has been providing consumer financing for the keyboard industry for nearly a century. Baldwin, maker of America's best selling pianos, also manufactures electronic and electromechanical components for Original Equipment Manufacturers.


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"SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:" This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.